UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2013

GRIFFON CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	1-06620	11-1893410
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 957-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2013, Griffon Corporation (“Griffon”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and J.P. Morgan Securities LLC signed a commitment letter relating to an amendment and extension of Griffon’s existing $200 million five-year cash-flow revolving credit facility. The proposed aggregate principal amount of the credit facility, as amended (the “new facility”), is $225 million, of which JPMorgan has committed to provide $50 million.  The commitment of JPMorgan is subject to certain conditions, including obtaining commitments for the remaining $175 million of the new facility from other lenders and the closing of the new facility on or before April 12, 2013. If any of the applicable conditions is not satisfied, JPMorgan may decline to enter into the new facility.

Under the proposed terms of the new facility, the material changes include, in addition to increasing the aggregate principal amount of the commitments from $200 million to $225 million, extending the maturity to five years from the amendment closing date and an improved pricing grid (based on Griffon’s leverage ratio and a corresponding margin above a LIBOR or Base Rate benchmark).  The proposed terms of the new facility also provide Griffon with certain additional operational and financial flexibility through modifications to certain negative covenants and financial covenants.

Griffon cannot provide assurance that it will be successful in entering into the new facility, or, assuming it does enter into the new facility, as to what the final terms of the new facility will be.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2013	GRIFFON CORPORATION

	By:	/s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President